Exhibit 99.1

908 Devices Reports Third Quarter 2024 Financial Results and Updates 2024 Revenue Outlook

Revenue increases 17% compared to prior year, driven by recently acquired handheld products

BOSTON – November 12, 2024 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop devices for chemical analysis, today reported financial results for the quarter ended September 30, 2024.

“While we are pleased that our revenue increased year-over-year due to our newly acquired products, our third quarter results fell short of our expectations due to challenges from the delayed FY24 federal budget, delays with advancing international contracts, and ongoing softness in the bioprocessing and life science instrumentation market,” said Kevin J. Knopp, CEO and Co-founder. “Despite near-term headwinds, we see several growth drivers emerging that should propel us to the next level of scale, efficiency, and growth.”

Recent Highlights

•	Revenue of $16.8 million for the third quarter 2024, increasing 17% compared to the third quarter 2023

o	Handheld revenue was $14.0 million, increasing 19% year over year

o	Desktop revenue was $2.8 million, increasing 8% year over year

o	Recurring revenue was $6.1 million, increasing 70% year over year

o	36% of revenue was recurring revenue, driven by service

o	Core revenue declined 5% year over year excluding newly acquired FTIR products

•	Used $5.7 million in cash in the quarter, ending the quarter with $71.7 million of cash, cash equivalents, and marketable securities

•	Continued traction with multiple enterprise orders in the US and internationally, including the largest order to date placed in APAC, comprised of MX908 devices for the Vietnam Border Guard

•	Shipped 100th unit of XplorIR handheld gas detector, more than doubling placements YTD from all of 2023

•	Increased cumulative installed base to 3,253 devices, up 20% from the end of the third quarter 2023

•	Completed expansion of facility in Danbury, CT, creating a lower-cost footprint for production and R&D of handheld devices

•	Received Fast Company’s Best Workplaces for Innovation award and R&D 100 award for our MAVERICK bioprocessing device

Structural Adjustments and Growth Initiatives

“Reflecting on our first six months of ownership of RedWave Technology and observing shifts across our markets, it’s increasingly clear that a unified platform enables us to increase cost efficiency and expand gross margins across our entire product lineup. To fully capture this value, we’re implementing three structural changes,” said Kevin J. Knopp, CEO and Co-founder. “These adjustments empower us to navigate a slower growth period and seize immediate opportunities while laying the groundwork for accelerated future growth. We remain well-resourced heading into 2025, which we believe will be a transformative year for us.”

These changes consist of:

•	Transitioning manufacturing operations from Boston into North Carolina and Connecticut, to be completed in 2025, creating an opportunity for margin expansion

•	Rationalizing bioprocessing and life science instrumentation investments by completing a reduction in force in November of approximately 11% to reduce operating expenses across sales, marketing and research and development

•	Integrating and catalyzing our full sales organization for new efficiency, focus, and flexibility to quickly take advantage of growth opportunities

Third Quarter 2024 Financial Results

Revenue was $16.8 million for the three months ended September 30, 2024, a 17% increase over the prior year period. This was primarily driven by an increase in handheld devices revenue offset by a decrease in desktop devices revenue. The installed base grew 20% year-over-year to 3,253 devices with 178 handheld devices and 8 desktop devices placed during the third quarter 2024. Recurring revenue represented 36% of total revenues in the quarter.

Gross profit was $8.3 million for the third quarter of 2024, compared to $7.9 million for the corresponding period in the prior year. Gross margin was 50% as compared to 55% for the corresponding prior year period. Adjusted gross profit was $9.3 million for the third quarter of 2024, compared to $8.1 million for the corresponding period in the prior year. Adjusted gross margin was 55% as compared to 57% for the corresponding prior year period. For the first nine months of 2024, adjusted gross margin was 56% as compared to 52% for the prior year period.

Operating expenses were $38.5 million for the third quarter of 2024, compared to $17.0 million for the corresponding prior year period. This increase was driven by a $30.5 million charge for an impairment of goodwill, the inclusion of operating expenses related to our RedWave acquisition and stock-based compensation, offset in part by a $12.1 million credit for the change in fair value of the contingent consideration liability.

Net loss was $29.3 million for the third quarter of 2024, compared to $7.1 million for the corresponding prior year period. Adjusted EBITDA was a loss of $6.9 million for the third quarter of 2024, compared to a loss of $5.7 million for the third quarter of 2023.

Consumed $5.7 million in operating cash in the quarter. Cash, cash equivalents and marketable securities were $71.7 million as of September 30, 2024 with no debt outstanding.

2024 Guidance

908 Devices now expects full year reported 2024 revenue to be in the range of $56 million to $58 million, representing 11% to 15% growth over full year 2023. This includes approximately $10 million of expected revenue from RedWave Technology, representing 8 months of ownership.

Webcast Information

908 Devices will host a conference call to discuss the third quarter 2024 financial results before market open on Tuesday, November 12, 2024 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical analysis with its simple handheld and desktop devices, addressing life-altering applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in forensics, bioprocessing, pharma / biopharma, life sciences research and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of complementary analytical technologies, microfluidic sampling and separations, software automation, and machine learning.

Non-GAAP Measures of Financial Performance

To supplement the Company’s financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release and presented with detailed reconciliations to comparable GAAP financial results in the tables below:

•	Adjusted Gross Profit is defined as gross profit excluding intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), and non-cash expenses related to stock-based compensation.

•	Adjusted Gross Margin is defined as Adjusted Gross Profit expressed as a percentage of total revenue.

•	Adjusted EBITDA is defined as net loss excluding other income, benefit for income taxes, depreciation, intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), non-cash expenses related to stock-based compensation, and costs associated with contingent consideration related to the Company’s acquisitions and for which the conditions for payment have not yet been achieved.

The Company’s non-GAAP financial results presented in this earnings release exclude certain costs that management believes do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of ongoing operations for the period in which such charges are recorded, nor do the resulting charges recorded accurately reflect the anticipated cash flows of ongoing operations, and as such, excluding these costs allows management to understand and evaluate core operating performance and trends. However, as there are no standardized methods of calculating these non-GAAP financial measures, the Company’s methods may differ from those used by other companies in its industry, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness for purposes of comparison. Furthermore, these non-GAAP measures have certain limitations since they do not include the impact of certain expenses and cash flows that are reflected in the Company’s GAAP financial results. Accordingly, when analyzing the Company’s operating performance and guidance, investors should not consider non-GAAP measures in isolation or as a substitute for, or superior to, comparable financial measures prepared in accordance with GAAP. Rather, the Company believes that these non-GAAP financial measures, when viewed in addition to and not in lieu of reported GAAP financial results, provide investors with additional meaningful information to assess financial performance and trends, enable comparison of financial results between periods, and allow for greater transparency with respect to key metrics utilized internally in analyzing and operating the Company’s business.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:
Barbara Russo
brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue:
Product revenue	$12,845	$12,161	$30,344	$28,778
Service revenue	3,887	2,136	10,326	6,730
Contract revenue	41	—	141	370
Total revenue	16,773	14,297	40,811	35,878
Cost of revenue:
Product cost of revenue	6,237	4,651	14,179	13,237
Service cost of revenue	2,202	1,777	5,803	4,495
Contract cost of revenue	2	—	76	99
Total cost of revenue	8,441	6,428	20,058	17,831
Gross profit	8,332	7,869	20,753	18,047
Operating expenses:
Research and development	6,788	5,537	18,959	16,460
Selling, general and administrative	13,379	11,309	39,877	34,297
Change in fair value of contingent consideration	(12,141)	112	(12,141)	335
Goodwill Impairment	30,523	—	30,523	—
Total operating expenses	38,549	16,958	77,218	51,092
Loss from operations	(30,217)	(9,089)	(56,465)	(33,045)
Other income, net	850	1,909	3,494	3,866
Loss from operations before income taxes	(29,367)	(7,180)	(52,971)	(29,179)
Benefit for income taxes	72	87	211	209
Net loss	$(29,295)	$(7,093)	$(52,760)	$(28,970)

Net loss per share attributable to common stockholders	$(0.84)	$(0.22)	$(1.56)	$(0.90)
Weighted average common shares outstanding	34,670,638	32,345,925	33,817,613	32,171,685

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash, cash equivalents and marketable securities	$71,686	$145,682
Accounts receivable, net	16,659	8,989
Inventory	17,833	14,938
Prepaid expenses and other current assets	2,749	4,181
Total current assets	108,927	173,790
Operating lease, right-of-use assets	7,484	6,233
Property and equipment, net	3,666	3,342
Goodwill	10,137	10,367
Intangible, net	46,683	7,860
Other long-term assets	1,386	1,389
Total assets	$178,283	$202,981
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,562	$9,904
Deferred revenue	13,859	10,629
Operating lease liabilities	2,297	2,016
Total current liabilities	25,718	22,549
Deferred revenue, net of current portion	11,027	3,929
Other long-term liabilities	10,499	11,012
Total liabilities	47,244	37,490
Total stockholders' equity	131,039	165,491
Total liabilities and stockholders' equity	$178,283	$202,981

908 DEVICES INC.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except percentage and per share data)

In all tables below, totals may not add due to rounding

Reconciliation from Gross Profit (GAAP) to Adjusted Gross Profit (Non-GAAP) and Margin Percentage:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Gross Profit (GAAP)	$8,332	$7,869	$20,753	$18,047

Intangible amortization	743	108	1,380	321
Acquisition and integration costs	-	-	-	-
Restructuring	-	-	-	-
Stock-based compensation	223	155	596	410

Adjusted Gross Profit (Non-GAAP)	$9,298	$8,132	$22,729	$18,778

Gross Margin Percentage (GAAP)	50%	55%	51%	50%

Adjusted Gross Margin Percentage (Non-GAAP)	55%	57%	56%	52%

Reconciliation from Net Loss (GAAP) to Adjusted EBITDA (Non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net Loss (GAAP)	$(29,295)	$(7,093)	$(52,760)	$(28,970)

Adjustments:
Other income, net	(850)	(1,909)	(3,494)	(3,866)
Benefit for income taxes	(72)	(87)	(211)	(209)
Depreciation	510	348	1,428	1,086
Intangible amortization	930	221	1,843	658
Goodwill impairment	30,523	-	30,523	-
Acquisition and integration costs	106	-	2,330	-
Restructuring	171	-	171	524
Stock-based compensation	3,199	2,704	8,938	7,448
Change in fair value of contingent consideration	(12,141)	104	(12,141)	335

Adjusted EBITDA (Non-GAAP)	$(6,919)	$(5,712)	$(23,373)	$(22,994)